United States

Securities and Exchange Commission

Washington, D.C. 20549 Form 8-K Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report: May 7, 2013 (Date of Earliest Event Reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation or Organization)

600 La Terraza Boulevard, Escondido, California 92025-3873

(Address of principal executive offices)

(760) 741-2111 (Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

(a) On May 7, 2013, Realty Income Corporation (the "Company") held its 2013 annual meeting of stockholders (the "Annual Meeting"). As of March 7, 2013, the record date for the Annual Meeting, there were 178,926,654 common shares issued and outstanding and entitled to vote at the Annual Meeting. Proxies for the Annual Meeting were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934.

(b) The results of the matters voted upon at the Annual Meeting were as follows:

     Proposal 1 considered at the Annual Meeting was the election of seven directors to serve until the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified.

     All of management’s nominees for directors as listed in the proxy statement were elected with the following share vote:

	Voted	Voted		Broker
	For	Against	Abstentions	Non-Votes

Kathleen R. Allen, Ph.D.	99,629,369	1,944,886	636,332	56,132,560
A. Larry Chapman	99,804,417	1,730,646	675,524	56,132,560
Priya Cherian Huskins	101,009,704	515,570	685,313	56,132,560
Thomas A. Lewis	101,063,394	464,241	682,952	56,132,560
Michael D. McKee	100,064,365	1,472,050	674,172	56,132,560
Gregory T. McLaughlin	99,733,528	1,781,091	695,968	56,132,560
Ronald L. Merriman	100,495,111	1,041,713	673,763	56,132,560

     Proposal 2 considered at the Annual Meeting was the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ended December 31, 2013. This proposal was approved, with 155,508,781 shares voted for, 1,698,956 shares voted against, and 1,135,410 shares representing abstentions. No broker non-votes resulted from the vote on this proposal.

     Proposal 3 considered at the Annual Meeting was the approval, on an advisory basis, of the compensation of the Company’s named executive officers. This proposal was approved, with 96,869,058 shares voted for, 3,430,077 shares voted against, 1,911,452 shares representing abstentions and 56,132,560 shares representing broker non-votes.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2013	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer
Executive Vice President, General Counsel
and Secretary